Registration No. 333-_______________


   As filed with the Securities and Exchange Commission on June 28, 2005

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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                           --------------------



                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933



                     AMLI RESIDENTIAL PROPERTIES TRUST
           -----------------------------------------------------
          (Exact Name of Registrant as Specified in its Charter)



                                 Maryland
      --------------------------------------------------------------
      (State or Other Jurisdiction of Incorporation or Organization)



                                36-3925916
                   ------------------------------------
                   (I.R.S. Employer Identification No.)



125 South Wacker Drive, Suite 3100, Chicago, Illinois         60606
-----------------------------------------------------       ----------
    (Address of Principal Executive Offices)                (Zip Code)



                        AMLI RESIDENTIAL PROPERTIES
                                401(k) PLAN
                        ---------------------------
                         (Full Title of the Plan)



                              Allan J. Sweet
                          125 South Wacker Drive
                                Suite 3100
                         Chicago, Illinois  60606
                  ---------------------------------------
                  (Name and Address of Agent for Service)



                              (312) 443-1477
       -------------------------------------------------------------
       (Telephone Number, Including Area Code, of Agent for Service)


                           --------------------

                      CALCULATION OF REGISTRATION FEE


                                   Proposed      Proposed
                                    Maximum       Maximum
Title of               Amount      Offering      Aggregate    Amount of
Securities to           to be      Price Per     Offering   Registration
be Registered        Registered    Share (1)     Price (1)       Fee
---------------      ----------   ----------    ----------  ------------

Common Shares
 of Beneficial
 Interest, $.01
 par value
 (includes the
 related preferred
 share purchase
 rights)               500,000
                       Shares       $30.275     $15,137,500   $1,781.69

----------

(1) In accordance with Rule 457(h)(1), estimated solely for the purpose of computing the registration fee on the basis of the average of the high and low sale prices of the Common Shares of Beneficial Interest as reported on the New York Stock Exchange on June 27, 2005.

 =========================================================================

PROSPECTUS
----------



                     AMLI RESIDENTIAL PROPERTIES TRUST


                           47,405 Common Shares


      This Prospectus relates to 47,405 common shares of beneficial interest of Amli Residential Properties Trust, which may be offered from time to time by certain selling shareholders. The common shares have been acquired by the selling shareholders pursuant to the Amli Residential Properties Retirement Savings Plan. See "Selling Shareholders" for more information. The common shares are being registered to permit the selling shareholders to sell the common shares they acquired pursuant to our retirement savings plan prior to June 28, 2005. Registration of the common shares does not necessarily mean that any of the common shares will be offered or sold by the selling shareholders.

      Our common shares are listed on the New York Stock Exchange under the symbol "AML." To ensure that we maintain our qualification as a real estate investment trust, ownership by any person is limited to 5% of our outstanding common shares and preferred shares of beneficial interest, with identified exceptions. See "Description of Common Shares" for more information.

      We will not receive any of the proceeds from the sale of the common shares by the selling shareholders but have agreed to bear certain expenses of registration and sale of the common shares.

      On June 27, 2005, the last reported sale price of our common shares on the NYSE was $30.64 per share.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




               The date of this Prospectus is June 28, 2005

      NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR A SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                                THE COMPANY

      We are a self-administered and self-managed real estate investment trust, or a REIT, engaged in the development, acquisition and management of upscale, institutional quality multifamily apartment communities in eight major metropolitan markets in the Southeast, Southwest, Midwest and Mountain regions of the United States. We were founded in 1980.

      We are the sole general partner of, and own a majority of the partnership interests in, AMLI Residential Properties, L.P., a Delaware limited partnership, to which we refer in this prospectus as AMLI, L.P., through which we own our interests in our apartment communities. As of December 31, 2004, we owned approximately 95% of the outstanding partnership interests, or OP Units, in AMLI, L.P. OP Units may be redeemed for our common shares on a one-for-one basis and are entitled to distributions equal to distributions received on common shares. We conduct all our business through AMLI, L.P. and its subsidiaries and affiliates.

      Our executive offices are located at 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606 and our telephone number is (312) 443-1477. In addition, we maintain regional offices in Atlanta, Dallas, Indianapolis and Kansas City.


                              USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the common shares sold by the selling shareholders. All proceeds from the sale of the common shares will be received by the selling shareholders.

                           SELLING SHAREHOLDERS

      All of the common shares may be reoffered and resold using this prospectus either (i) directly by the participants in our retirement savings plan listed below as selling shareholders or (ii) by the retirement savings plan trust (as the selling shareholder), which holds common shares on behalf of the participants in our retirement savings plan listed below. The table below sets forth (i) the name and position or last position with the Company of each of the selling shareholders, (ii) the total number of common shares, including the common shares being offered using this prospectus, held by each identified selling shareholder before the offering assuming in each case conversion into common shares of all OP Units held by the selling shareholder, (iii) the total number of the common shares offered hereby by each identified selling shareholder, (iv) the number of common shares (based on the total number of common shares and OP Units held by each identified selling shareholder as of the date hereof) which will be held after the offering assuming that all the common shares offered using this prospectus are sold and (v) the percentage of common shares to be owned by each identified selling shareholder after the offering. Selling shareholders may, at any time and from time to time after the date hereof, sell all or a portion of the common shares offered using this prospectus. Since the selling shareholders may sell all, some or none of the common shares offered using this prospectus, no estimate can be made of the aggregate number of common shares that will be held by each selling shareholder upon completion of the offering to which this prospectus relates. None of the information in the following table reflects the total number of common shares which any selling shareholder may be deemed to beneficially own, except with respect to common shares held in the retirement savings plan trust for the benefit of the selling shareholder.

                             Number of  Number of   Number of
                              common     common       common     Percen-
                              shares     shares       shares      tage
                            held prior   offered       held      ownership
                              to the    using this  after the    after the
Name        Job Title        offering   prospectus   offering    offering
----        ---------       ----------  ----------  ----------  ----------

Gregory T.  Trustee and
 Mutz       Chairman of
            the Board          477,813      25,687     452,126        1.8%

Allan J.    Trustee and
 Sweet      President          207,402       4,588     202,814         *

Philip N.   Trustee and
 Tague      Executive
            Vice President     257,304       2,473     254,831        1.0

Robert J.   Executive Vice
 Chapman    President/
            Chief Financial
            Officer            165,861         828     165,033         *

Charles C.  Senior Vice
 Kraft      President and
            Treasurer/
            Principal
            Accounting
            Officer            101,576      11,333      90,243         *

Gregory A.  President
 O'Berry    AMLI Management
            Company             41,214       1,379      39,835         *

                             Number of  Number of   Number of
                              common     common       common     Percen-
                              shares     shares       shares      tage
                            held prior   offered       held      ownership
                              to the    using this  after the    after the
Name        Job Title        offering   prospectus   offering    offering
----        ---------       ----------  ----------  ----------  ----------

Stephen C.  Executive Vice
 Ross       President -
            Development         86,995       1,030      85,965         *

Steven L.   Executive Vice
 Small      President/ Chief
            Information
            Officer             19,529          87      19,442         *

   *  Less than 1%.



                     FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the federal income tax consequences to us and our shareholders of our treatment as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

      Based upon certain of our representations, in the opinion of Mayer, Brown, Rowe & Maw LLP, our counsel, beginning with our taxable year ended December 31, 1994, we have been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our actual and proposed method of operation described in this prospectus and as represented by management has enabled and will continue to enable us to satisfy the requirements for qualification and taxation as a REIT. This opinion is conditioned upon representations made by us as to factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy these tests on a continuing basis.

      In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities like us that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation", at both the corporate and shareholder levels, that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in specified circumstances even if it qualifies as a REIT.

      If we fail to qualify as a REIT in any year and are not otherwise entitled to relief under the Internal Revenue Code, however, we will be subject to federal income taxation as if we were a domestic corporation, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our shareholders would be reduced or eliminated.

      Our board of trustees believes that we have been organized and operated and currently intends that we will continue to operate in a manner that permits us to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, distribution and shareholder diversification tests described below, which in turn will be dependent in part on our operating results.

      The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this section, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.


TAXATION OF THE COMPANY

      GENERAL. In any year in which we qualify as a REIT, we will not, in general, be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain that is not distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on the gain by us.

      Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy certain REIT qualification tests, as discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax as discussed below. We will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if we have net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on the income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our "taxable REIT subsidiaries" that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of a taxable REIT subsidiary. A taxable REIT subsidiary includes any corporation for which a joint election has been made by a REIT and such corporation to treat the corporation as a taxable REIT subsidiary with respect to the REIT. See "Other Tax Considerations -- Investments in Taxable REIT Subsidiaries." In addition, if we should fail to distribute during each calendar year at least the sum of:

      .     85% of our REIT ordinary income for the year;

      . 95% of our REIT capital gain net income for the year, other than capital gains we elect to retain and pay tax on as described below; and

      .     Any undistributed taxable income from prior years,

we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus
(ii) retained amounts on which corporate level tax is paid by us.

      A REIT is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with our annual report for the taxable year the amount of undistributed net long-term capital gains it received during the taxable year, which the REIT's shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our shareholders would be deemed to have paid the shareholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax we paid. We may also be subject to the corporate "alternate minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

      In order to qualify as a REIT, we must meet, among others, the following requirements:

      SHARE OWNERSHIP TEST. Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year, or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our shares (taking into account options to acquire shares) may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actual interest in such trust rather than by such trust. If we comply with the Treasury regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.

      In order to ensure compliance with the share ownership tests, our declaration of trust places restrictions on the transfer of our shares to prevent additional concentration of ownership. For more information, see "Description of Common Shares" in the prospectus. We intend to enforce the 5% limitation on ownership of our shares to assure that our qualification as a REIT will not be compromised. Moreover, to evidence compliance with these requirements, Treasury regulations require that we maintain records which disclose the actual ownership of our outstanding shares of beneficial interest. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of shares disclosing the actual owners of the shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with the demand must be maintained as a part of our records. A shareholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information. Our failure to comply with these record keeping requirements could subject us to monetary penalties.

      ASSET TESTS. At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership (such as AMLI, L.P.), limited liability company or trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership, limited liability company or trust's assets. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, we will be deemed to own 100% of the corporation's assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the "10% vote and value test"). Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the "20% and 5% asset tests"). Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute "straight debt," (including securities having certain contingency features). A newly enacted restriction, however, precludes a security from qualifying as "straight debt" where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitutes, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, certain other securities will not cause a violation of the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and
(f) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described below under "Gross Income Tests." In addition, in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate equity interest in that partnership.

      We would not lose our REIT status for failing to satisfy the 5% asset test or the 10% vote and value test in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of our assets at the end of the quarter for which the measurement is done; or (2) $10 million, provided in either case that we either dispose of the assets within six months after the last day of the quarter in which we identify the failure (or such other time period prescribed by the Treasury), or otherwise meet the requirements of those rules by the end of the period.

      Additionally, if we fail to meet any of the asset test requirements for a quarter and that failure exceeds the DE MINIMIS threshold described above, we may still qualify as a REIT if we were entitled to relief provisions under the Code. These relief provisions generally will be available if:

      (1) following our identification of the failure, we file a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury Secretary;

      (2) the failure was due to reasonable cause and not to willful neglect;

      (3) we dispose of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as prescribed by the Treasury Secretary (or the requirements of the rules are otherwise met within that period); and

      (4) we pay a tax equal to the greater of (a) $50,000 or (b) the amount determined (pursuant to regulations prescribed by the Treasury Secretary) by multiplying the net income generated by the assets that caused the failure for the particular quarter by the highest applicable corporate tax rate.

      We currently have two taxable REIT Subsidiaries (AMLI Management Company and AMLI Institutional Advisors, Inc.). We believe that the 10% vote and value test and the 20% and 5% asset tests on the date hereof should be satisfied. In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw LLP is relying on our representations with respect to the value of our shares and assets and our conclusion that we satisfy each of the 10% vote and value test and the 20% and 5% asset tests.

      GROSS INCOME TESTS. There are two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership (such as AMLI, L.P.), limited liability company or trust taxed as a partnership or as a disregarded entity, we will be treated as receiving our pro rata share of the income and loss of the partnership or disregarded entity, and the gross income of the partnership or disregarded entity will retain the same character in our hands as it has in the hands of the partnership. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, the corporation is treated as a disregarded entity and the same rule applies.

      1. THE 75% TEST. At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

      .     rents from real property, except as modified below;

      . interest on obligations collateralized by mortgages on, or interests in, real property;

      . gains from the sale or other disposition of "non-dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business;

      . dividends or other distributions on shares in other REITs, as well as gain from the sale of REIT shares;

      .     abatements and refunds of real property taxes;

      . income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by the property;

      . commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and

      . certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares during the one-year period following the receipt of the capital.

Rents received by AMLI, L.P. from a tenant will not qualify as rents from real property in satisfying the 75% gross income test described above, or the 95% gross income test described below, if we, or a 10% owner of us, directly or constructively owns 10% or more of the tenant, unless the tenant is one of our taxable REIT subsidiaries and certain other requirements are met. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rent from real property, we generally must not operate or manage the property or furnish or render services to residents, other than through a taxable REIT subsidiary or an "independent contractor" from whom we derive no income, except that we may provide services that are "usually or customarily rendered" in connection with the rental of multifamily units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." A REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation.

      2. THE 95% TEST. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of shares or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

      We believe that, for purposes of both the 75% and the 95% gross income tests, our investment in the communities and the co-investment communities through AMLI, L.P. will, in major part, give rise to qualifying income in the form of rents from real property, and that gains on the sales of the communities and the co-investment communities, or our interest in AMLI, L.P., generally will also constitute qualifying income.

      AMLI Management Company receives and anticipates continuing to receive fee income in consideration of the performance of property management and other services with respect to properties not owned by us or AMLI, L.P. and receives and anticipates continuing to receive fee income in consideration of the performance of general contracting and construction management services. AMLI Institutional Advisors receives and anticipates continuing to receive fee income for providing investment advisory services. Substantially all the income derived by us from these service companies will be in the form of dividends and interest on the securities of each of the service companies owned by AMLI, L.P. The dividends and interest income will satisfy the 95% gross income test, but not the 75% gross income test, as discussed above.

      For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless the property is held by us for at least four years and certain other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto are satisfied. For more information, see "Taxation of the Company -- General." In addition, for purposes of determining whether we comply with the 95% income test, but not the 75% income test, gross income does not include payments to us with respect to certain hedging transactions, and any gain from the sale or other disposition of these instruments.

      Even if we failed to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions generally will be available if:

      . following our identification of the failure, we file a schedule with a description of each item of gross income that caused the failure in accordance with regulations prescribed by the Treasury Secretary; and

      . the failure to comply was due to reasonable cause and not due to willful neglect.

      ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our shareholders each year in an amount at least equal to

      . 90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus

      . 90% of our net income after tax, if any, from foreclosure property, minus

      .     the sum of some items of excess non-cash income.

      These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after that declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

      We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, we intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at that time.

      Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after the declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared.

      If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

      FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

      In addition to the relief provisions described above, relief generally will be available if:

      . the failure to qualify was due to reasonable cause and not due to willful neglect; and

      . we pay, in accordance with regulations prescribed by the Treasury Secretary and in the same manner as tax, a penalty of $50,000 for each failure due to reasonable cause and not due to willful neglect.

      TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates for qualified dividends received by individuals from taxable C corporations. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of the distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in those months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided that the dividend is actually paid by us during January of the following calendar year. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to our shareholders.

      In general, any loss upon a sale or exchange of our shares by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us that were required to be treated by the shareholder as long-term capital gains.

      Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 15% (until 2009 and then 20% to the extent there is no future Congressional action). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 15% capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.

      Shareholders should consult their own tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

      BACKUP WITHHOLDING. We will report to our domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of applicable tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless the shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.


OTHER TAX CONSIDERATIONS

      INVESTMENTS IN TAXABLE REIT SUBSIDIARIES

      Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of our taxable REIT subsidiaries to us that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of any taxable REIT subsidiary.

      Under the taxable REIT subsidiary provisions, any entity in which we own an interest that is treated as a corporation for tax purposes is allowed with us to jointly elect to be treated as a "taxable REIT subsidiary." In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as our taxable REIT subsidiary.

      Both AMLI Management Company and AMLI Institutional Advisors are treated as taxable REIT subsidiaries. Each entity will pay federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. Each of the companies will attempt to minimize the amount of the taxes, but there can be no assurance whether or to the extent to which measures taken to minimize taxes will be successful.

      STATE AND LOCAL TAXES. We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common shares.

      You are advised to consult this prospectus, as well as your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of the securities described in this prospectus, including the federal, state, local, foreign, and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws.


      TAXATION OF FOREIGN SHAREHOLDERS

      Distributions of cash generated by our real estate operations, but not by the sale or exchange of our properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files an Internal Revenue Service Form W-8BEN with us or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is "effectively connected" income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form W-8ECI or Form W-8BEN beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date. A foreign shareholder may seek a refund from the Internal Revenue Service if it is subsequently determined that a distribution was in excess of our current and accumulated earnings and profits.

      Distributions of proceeds attributable to the sale or exchange by us of our U.S. real property interests are taxed in the same manner as distributions of cash generated by our real estate operations if (i) the distribution is received with regard to a class of our stock that is regularly traded on an established securities market located in the United States and (ii) the recipient is a foreign stockholder that does not own more than 5% of the class of stock at any time during the year within which the distribution is received. If the previous two requirements are not met with respect to a capital distribution (a "Non-Qualifying Capital Gain Dividends"), such Non-Qualifying Capital Gain Dividends are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, which we refer to as FIRPTA. Under FIRPTA, Non-Qualifying Capital Gain Dividends are considered effectively connected with a U.S. trade or business of the foreign shareholder and are taxed at the normal graduated rates applicable to U.S. shareholders (requiring the foreign shareholder to file a U.S. tax return). Moreover, Non-Qualifying Capital Gain Dividends may be subject to branch profits tax in the hands of a shareholder that is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any Non-Qualifying Capital Gain Dividend to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign shareholder's FIRPTA tax liability.

      We will qualify as a "domestically controlled real estate investment trust" so long as less than 50% in value of our shares are held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that we will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with the person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year.

      The federal income taxation of foreign shareholders is a highly complex matter that may be affected by many other considerations.
Accordingly, our foreign investors are particularly urged to consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in us.

                       DESCRIPTION OF COMMON SHARES

GENERAL

      Our declaration of trust authorizes us to issue up to 150,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares and any other types or classes of shares of beneficial interest as our board of trustees may create and authorize from time to time. Our board of trustees may classify or reclassify any of our unissued shares into other classes or series of shares without shareholder consent. At June 1, 2005, 25,615,956 common shares of beneficial interest were issued and outstanding and held of record by approximately 255 shareholders. At June 1, 2005, 3,125,000
Series B cumulative convertible redeemable preferred shares, and 800,000 Series D cumulative convertible redeemable preferred shares were issued and outstanding.

      The following description of certain general terms and provisions of the common shares is not complete and you should refer to our declaration of trust and bylaws for more information.

      The outstanding common shares are fully paid and, except as described below under "-- Shareholder Liability," non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.

      Holders of common shares are entitled to those distributions that our board of trustees may declare from time to time out of funds legally available for the payment of distributions. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of our securities. If there is a liquidation, dissolution or winding up of our affairs, the holders of the common shares are entitled to share equally in our assets remaining after we pay, or set aside assets to pay, all liabilities to our creditors and subject to the rights of the holders of our preferred shares.


PURCHASE RIGHTS

      On November 2, 1998, our board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, which was made to holders of common shares of record at the close of business on November 13, 1998. The holders of any additional common shares issued after that date and before the redemption or expiration of the preferred share purchase rights also receive one preferred share purchase right for each additional common share issued. Each preferred share purchase right entitles the holder under certain circumstances to purchase from us one one-thousandth of a share of a series of participating preferred shares, par value $0.01 per share, at a price of $70.00 per one one-thousandth of a participating preferred share. We will adjust that price from time to time to prevent dilution. Preferred share purchase rights will be exercisable if:

      . a person or group of persons acquires 15% or more of the outstanding common shares, or files a document with a governmental agency indicating an intention to acquire 15% or more of the outstanding common shares, or

      . a person or group of persons announces a tender offer or exchange offer for 15% or more of the outstanding common shares.

      Under specified circumstances, each preferred share purchase right will entitle the holder to purchase, at the preferred share purchase right's then current exercise price, a number of common shares having a market value at the time equal to twice the preferred share purchase right's exercise price. If any person or group acquires us in a merger or other business transaction, each holder will have the right to purchase, at the preferred share purchase right's then current exercise price, a number of the acquiring company's common shares having a market value at the time equal to twice the preferred share purchase right's exercise price. The preferred share purchase rights will expire on November 2, 2008 and we may redeem them in whole, but not in part, at a price of $0.01 per preferred share purchase right payable in cash, our shares or any other form of consideration determined by our board of trustees.

      The preferred share purchase rights have certain anti-takeover effects. The preferred share purchase rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of trustees. The preferred share purchase rights should not interfere with any merger or other business combination approved by our board of trustees because the preferred share purchase rights may be redeemed by us at the redemption price prior to the time that a person or group has acquired 15% or more of our outstanding common shares.


TRANSFER AGENT

      The transfer agent and registrar for the common shares is EquiServe Trust Company, N.A. The common shares are listed on the New York Stock Exchange under the symbol "AML."


RESTRICTIONS ON SIZE OF HOLDINGS OF SHARES

      For us to qualify as a REIT under the Internal Revenue Code of 1986, no more than 50% in value of our shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year or during a proportionate part of any short taxable year. "Individuals" are defined in the Internal Revenue Code to include certain entities and constructive ownership among specified family members. Our shares must also be beneficially owned by 100 or more persons during at least 335 days of each taxable year or during a proportionate part of any short taxable year.

      Our declaration of trust prohibits any shareholder from owning, or being deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 5% in number of shares or value of our outstanding shares. Our board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to our board of trustees and on any other conditions as our board of trustees may direct, may exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to us of the proposed transfer at least 15 days prior to any transfer which, if consummated, would result in the proposed transferee owning our shares in excess of the ownership limit. Our board of trustees may require any opinions of counsel, affidavits, undertakings or agreements that it believes are necessary or advisable in order to determine or ensure our status as a REIT. Any transfer of our shares that would:

      . create a direct or indirect ownership of shares in excess of the ownership limit;

      . result in our shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in Section 856(a) of the Internal Revenue Code; or

      .     result in us being "closely held" within the meaning of
            Section 856(h) of the Internal Revenue Code, will not have any effect, and the intended transferee will acquire no rights to the shares. These restrictions on transferability and ownership will not apply if our board of trustees determines, and our shareholders approve that determination, that it is no longer in the best interests of us to attempt to qualify, or to continue to qualify, as a REIT.

      Our declaration of trust excludes from these ownership restrictions some of the investors and their transferees who received our shares, or units in AMLI, L.P., in exchange for apartment communities in connection with our formation. Our board of trustees by resolution has excluded from the ownership restrictions UICI, a Delaware corporation, and Gregory T. Mutz to the extent that:

      . UICI individually beneficially owns 29.9% or less of our outstanding shares,

      . Mr. Mutz individually beneficially owns 24.9% or less of our outstanding shares, and

      . UICI and Mr. Mutz collectively beneficially own 34.9% or less of our outstanding shares as a group.

      If there is any purported transfer of our shares which would result in a person owning our shares in excess of the ownership limit, except as permitted above, or would cause us to become "closely held" under
Section 856(h) of the Internal Revenue Code, those shares will constitute "excess shares." These excess shares will be transferred pursuant to our declaration of trust to us as the trustee of a trust for the benefit of the person or persons to whom the excess shares are ultimately transferred, until the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While held in trust, the excess shares will not be entitled to vote or to share in any dividends or other distributions. Subject to the ownership limit, the trustee will transfer the excess shares at the direction of the purported transferee to any person if the excess shares would not be excess shares in the hands of that person. The purported transferee will receive the lesser of:

      . the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; or

      . the price received from the sale or other disposition of the excess shares.

      Any amount received by the purported transferee in excess of that price will be paid to us. In addition, we will have the right to purchase the excess shares held in trust for a 90-day period at a purchase price equal to the lesser of:

      . the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of purchase by us; or

      . the fair market value of the excess shares on the date we elect to purchase them.

      Fair market value, for these purposes, means the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if those shares are not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which those shares are then traded. If the shares are not then traded on any exchange or quotation system, the fair market value will be the market price on the relevant date as determined in good faith by our board of trustees.

      From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions, voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. If the purported transferee receives any distributions on excess shares prior to our discovery that those excess shares have been transferred in violation of the provisions of our declaration of trust, the purported transferee must repay those distributions to us upon demand.

      If the restrictions on transferability and ownership are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then we may treat the purported transferee of any excess shares to have acted as our agent in acquiring those excess shares and to hold those excess shares on our behalf.

      All certificates evidencing shares will bear a legend referring to the restrictions described above.

      All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or any other percentage between 0.5% and 5%, as provided in the rules and regulations of the Internal Revenue Code, of the number or value of our outstanding shares must give a written notice containing certain information to us by January 31 of each year. In addition, each shareholder is upon demand required to disclose to us in writing information with respect to its direct, indirect and constructive ownership of our shares as our board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine our status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      The restrictions on share ownership in our declaration of trust are designed to protect our REIT status. The restrictions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which the holders might believe to be otherwise in their best interest.


INDEMNIFICATION OF TRUSTEES AND OFFICERS

      As permitted by Maryland law, our declaration of trust provides that our trustees or officers will not be liable for money damages to us or our shareholders for any act or omission in the performance of his or her duties, except to the extent that

      .     the person actually received an improper benefit, or

      . the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

      Our officers and trustees are and will be indemnified under our declaration of trust or bylaws and the partnership agreement of AMLI, L.P. against certain liabilities. Our declaration of trust or our bylaws require us to indemnify our trustees and officers against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that:

      . the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

      . the trustee or officer actually received an improper personal benefit; or

      . in the case of any criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.

      However, we may not indemnify for an adverse judgment in a suit by or in our right, or for a judgment that a personal benefit was improperly received, except that we may indemnify for expenses if so ordered by a court of competent jurisdiction. As permitted by Maryland law, our declaration of trust or bylaws allow us to advance reasonable expenses to a trustee or officer upon our receipt of

      . a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us, and

      . a written undertaking by him or her to repay the amount paid or reimbursed by us if it is ultimately determined that the trustee or officer did not meet the standard of conduct.

      Additionally, we have entered into indemnification agreements with our officers and trustees providing substantially the same scope of coverage afforded by the provisions in our declaration of trust.

      The partnership agreement of AMLI, L.P. also provides for indemnification of us and our officers and trustees to the same extent indemnification is provided to our officers and trustees in our declaration of trust. In addition, the partnership agreement of AMLI, L.P. limits our liability to AMLI, L.P. and its partners to the same extent the liability of our officers and trustees to us and our shareholders is limited under our declaration of trust.


SHAREHOLDER LIABILITY

      Both the Maryland statutory law governing REITs and our declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ours or our board of trustees. Our declaration of trust further provides that we shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder. We shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, provided that the claim or liability did not arise from the shareholder's bad faith, willful misconduct or gross negligence, and the shareholder gives us prompt notice of the claim or liability and permits us to conduct the defense of the claim or liability.

      In addition, our policy is to include a clause in our contracts, including the partnership agreement of AMLI, L.P., providing that shareholders assume no personal liability for obligations entered into on behalf of us. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and some statutory liabilities, the shareholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

                 DESCRIPTION OF PROVISIONS OF MARYLAND LAW
                AND OF OUR DECLARATION OF TRUST AND BYLAWS

      The following description of some general provisions of Maryland law and of our declaration of trust and bylaws is not complete and you should refer to Maryland law, our declaration of trust and our bylaws for more information.

BOARD OF TRUSTEES

      Our declaration of trust provides that our board of trustees will have not less than three nor more than fifteen trustees, as determined from time to time by our board of trustees. Our declaration of trust further provides that a majority of our trustees must be "disinterested trustees." Disinterested trustees are persons who are not affiliated with AMLI Realty Co., which is a subsidiary of UICI, a publicly traded company listed on the New York Stock Exchange, and its affiliates and successors. The trustees are divided into three classes. Each trustee will hold office for three years and until his or her successor is duly elected and qualifies. At each annual meeting of shareholders, the successors to the class of trustees whose term expires at that meeting will be elected to hold office for three years.

      A majority of the trustees then in office, even if less than a quorum, may fill vacancies on our board of trustees, except that a vacancy resulting from an increase in the number of trustees will be filled by a majority of the entire board of trustees. In the event that a majority of our board of trustees are not disinterested trustees upon a vacancy, the remaining disinterested trustees, or, if there are no disinterested trustees, the remaining members of our board of trustees, must promptly appoint that number of disinterested trustees necessary to cause the board to include a majority of disinterested trustees. Any trustees so appointed by the trustees then in office will hold office until the next annual meeting of shareholders.

      The classified board provision may have the effect of making it more difficult for a third party to acquire control of us without the consent of our board of trustees, even if a change in control would be beneficial to us and our shareholders.


BUSINESS COMBINATIONS

      Under Maryland law, certain "business combinations," including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland REIT and an "interested shareholder" or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. After the five-year period, these business combinations must be recommended by the board of trustees of the REIT and approved by at least 80% of the votes entitled to be cast by shareholders of the REIT, including at least two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder with whom the business combination is to be effected, unless, among other things, the REIT's common shareholders receive a minimum price (as defined under Maryland law) for their shares and they receive the consideration in cash or in the same form as previously paid by the interested shareholder for its shares. An "interested shareholder" is a person who either beneficially owns 10% or more of the voting power of the REIT's outstanding shares or is an affiliate of the REIT and, at any time during the prior two years, beneficially owned 10% or more of the voting power of the REIT's then outstanding shares. A person is not an interested shareholder if the board of trustees approved in advance the transaction by which the shareholder otherwise would have become an interested shareholder. These provisions of Maryland law do not apply, however, to business combinations which are approved or exempted by the board of trustees of the REIT prior to the time that the interested shareholder becomes an interested shareholder.

      Our declaration of trust exempts any business combination with Gregory T. Mutz, Baldwin & Lyons, Inc., an Indiana corporation, AMLI Realty Co., which is a subsidiary of UICI, a publicly traded company listed on the New York Stock Exchange, and their affiliates and successors from these provisions of Maryland law.


CONTROL SHARE ACQUISITIONS

      Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by shareholders other than the acquirer or officers or trustees who are employees of the REIT. "Control shares" are voting shares which, if aggregated with all other voting shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise voting power, would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to specified exceptions.

      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of trustees of the REIT to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the REIT may itself present the question at any shareholders' meeting.

      If the shareholders do not approve voting rights at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the REIT may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair market value. Fair market value will be determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of those shares were considered and not approved. If the shareholders approve voting rights for control shares and the acquirer becomes entitled to exercise a majority of the voting power in electing trustees, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of the appraisal rights may not be less than the highest price per share paid by the acquirer for the control shares.

      The control share acquisition law does not apply to shares acquired in a merger, consolidation or share exchange if the REIT is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the REIT. Our declaration of trust exempts Gregory T. Mutz, Baldwin & Lyons, AMLI Realty Co., which is a subsidiary of UICI, a publicly traded company listed on the New York Stock Exchange, and their affiliates and successors from these provisions of Maryland law. In February 2003, our bylaws were amended to exclude us from the application of the control share acquisition provisions of Maryland law.


AMENDMENTS TO OUR DECLARATION OF TRUST; MERGER

      Maryland law requires the shareholder of a REIT to approve any amendment to its declaration of trust, with some exceptions. As permitted by Maryland law, our declaration of trust permits our board of trustees, by a two-thirds vote, to amend our declaration of trust to enable us to qualify as a REIT. A majority of the votes entitled to be cast by shareholders must approve any other amendment to our declaration of trust.

      Subject to the provisions of any class or series of our shares outstanding, we may merge or consolidate with another entity or entities if the merger or consolidation is approved by our board of trustees and by the affirmative vote of not less than two-thirds of all of the votes entitled to be cast on the matter.


OUR TERMINATION

      We have a perpetual term and intend to continue our operations for an indefinite time period. However, our declaration of trust permits our termination after the holders of a majority of our outstanding shares approve the termination.


ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

      For a shareholder to properly bring nominations or other business before an annual meeting of shareholders, our bylaws require the shareholder to deliver a notice to the secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth:

      . as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to that person that is required to be disclosed in solicitations of proxies for the election of trustees or is otherwise required pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended;

      . as to any other business that the shareholder proposes to bring before the meeting, a brief description of that business, the reasons for conducting that business at the meeting and any material interest of that shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

      . as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of that shareholder as they appear on our share records and of that beneficial owner and the class and number of shares which are owned beneficially and of record by that shareholder and that beneficial owner.

      For a shareholder to bring nominations for trustees at a special meeting called for the purpose of electing one or more trustees, our bylaws require the shareholder to deliver a notice to our secretary not less than 60 days nor more than 90 days before the date of the special meeting, or not less than 10 days following announcement of the date of the special meeting and of the nominees proposed by the board of trustees to be elected at the special meeting. No business other than that which is stated in the notice of a special meeting may be considered at the special meeting.


                           PLAN OF DISTRIBUTION

      Each selling shareholder may from time to time sell, or cause the retirement savings plan trust to offer and sell on their behalf, the common shares at market prices or at negotiated prices and offer and sell the common shares on the NYSE or otherwise.

      Each selling shareholder may sell the common shares in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, through put or call transactions relating to the common shares, through short sales of the common shares, pursuant to Rule 144 or otherwise. Those transactions may or may not involve brokers or dealers. If a selling shareholder sells the common shares through brokers, it expects to pay customary brokerage commissions and charges directly or through the retirement savings plan trust. We are registering the common shares to permit each selling shareholder to resell the common shares they acquired pursuant to the retirement savings plan and to permit public secondary trading in those common shares from time to time.

      We will pay all expenses (other than selling commissions, underwriting discounts and share transfer taxes applicable to any sale of the common shares) of the selling shareholder in connection with the registration of the common shares.

      Each selling shareholder and any, dealer, broker or other agent selling the common shares for a selling shareholder or purchasing the common shares from the selling shareholder for purposes of resale may be deemed an underwriter under the Securities Act and any compensation received by the selling shareholder, dealer, broker or other agent may be deemed to be underwriting compensation. The amount of such compensation cannot currently be estimated. We know of no existing arrangements between a selling shareholder and any dealer, broker or other agent.

      To comply with certain states' securities laws, if applicable, the common shares may be sold in those states only through brokers or dealers. In addition, the common shares may not be sold in certain states unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and followed.


                                  EXPERTS

      The consolidated financial statements and schedule of AMLI Residential Properties Trust as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The historical statement of revenue in excess of certain expenses of the Lodge on the Parkway for the year ended December 31, 2003 has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP's report refers to the fact that the statement of revenue in excess of certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of revenues and expenses.

      The historical statement of revenue in excess of certain expenses of AMLI at Ibis for the year ended December 31, 2003 has been incorporated by reference herein in reliance upon the report of Reznick Group, P.C., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.


                               LEGAL MATTERS

      The description of federal income tax consequences contained in this prospectus under the heading "Federal Income Tax Considerations" is based upon the opinion of Mayer, Brown, Rowe & Maw LLP. The opinion of Mayer, Brown, Rowe & Maw LLP may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us in connection with the issuance and sale of any securities.

                    WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read any document we file with the SEC at the offices of the NYSE. Our outstanding common shares are listed on the NYSE under the symbol "AML", and all our reports, proxy material and other information filed by us with the NYSE may be inspected at their offices at 20 Broad Street, New York, New York 10005.

      We filed a registration statement on Form S-8 with the SEC. This prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for more information about us and our common shares. Statements in this prospectus about any other document are not necessarily complete and you should refer to the copy of that document which we filed as an exhibit to the registration statement. You may read a copy of the registration statement at any of the sources described above.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (SEC File Number 1-12784) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated.

      .     Our Annual Report on Form 10-K for the year ended December 31,
            2004;

      . Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

      . Our Current Reports on Form 8-K filed April 5, 2005, April 28, 2005 and May 13, 2005;

      . The description of our common shares contained in our registration statement on Form 8-A (filed February 1, 1994); and

      . The description of our preferred share purchase rights contained in our registration statement on Form 8-A (filed November 12, 1998).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent that a statement contained into this prospectus, or in any other subsequently filed document which is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:


                              Secretary
                              AMLI Residential Properties Trust
                              125 South Wacker Drive
                              Chicago, IL 60606
                              (312) 443-1477

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The documents listed in (1) through (4) below are incorporated by reference in this Registration Statement; and all documents subsequently filed by the Registrant and the Amli Residential Properties 401(k) Plan (the "Plan") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

      (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

      (2) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

      (3) The Registrant's Current Reports on Form 8-K filed April 5, 2005, April 28, 2005 and May 13, 2005;

      (4) Description of the Common Shares included in the Registration Statement on Form 8-A (filed February 1, 1994);

      (5) Description of the Preferred Share Purchase Rights included in the Registration Statement on Form 8-A (filed November 12,
            1998); and

      (6) The Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 2004.


ITEM 4.  DESCRIPTION OF SECURITIES.

      Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.


ITEM 6.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

      As permitted by Maryland law, the registrant's declaration of trust provides that a trustee or officer of the registrant will not be liable for money damages to the registrant or its shareholders for any act or omission in the performance of his or her duties, except to the extent that (1) the person actually received an improper benefit or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

      The registrant's officers and trustees are and will be indemnified under the registrant's declaration of trust or bylaws against certain liabilities. The registrant's bylaws (as adopted in accordance with the registrant's declaration of trust) require the registrant to indemnify its trustees and officers against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that:

      1. the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

      2. the trustee or officer actually received an improper personal benefit; or

      3. in the case of any criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.

      However, the registrant may not indemnify for an adverse judgment in a suit by or in the right of the registrant, or for a judgment that a personal benefit was improperly received, except for expenses if ordered by a court of competent jurisdiction. As permitted by Maryland law, the registrant's declaration of trust or bylaws allow the registrant to advance reasonable expenses to a trustee or officer upon the registrant's receipt of (1) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the registrant and (2) a written statement by him or her to repay the amount paid or reimbursed by the registrant if it is ultimately determined that the trustee did not meet the standard of conduct. Additionally, the registrant has entered into indemnification agreements with its officers and trustees providing substantially the same scope of coverage afforded by provisions in the registrant's declaration of trust and bylaws.

      It is expected that forms of underwriting agreements that may be filed in connection with this registration statement will provide for reciprocal indemnification by the underwriters, and their respective directors, officers and controlling persons, against certain liabilities under the Securities Act of 1933.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      The Common Shares of Beneficial Interest covered by the resale prospectus which is a part of this Registration Statement were acquired by the Selling Shareholders in transactions which were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Such shares were acquired solely in connection with offers made to participants in the Retirement Savings Plan.


ITEM 8.  EXHIBITS.

      See the Exhibit Index which is hereby incorporated by reference.


ITEM 9.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
            Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

                  (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
                  Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                             POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each of Amli Residential Properties Trust, a Maryland real estate investment trust, the Amli Residential Properties 401(k) Plan and each of the undersigned Trustees and officers of Amli Residential Properties Trust, hereby constitutes and appoints Gregory T. Mutz, John E. Allen, Allan J. Sweet and Charles C. Kraft, its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things required and necessary to be done, as fully and to all intents and purposes as it, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 28th day of June, 2005.

                              Amli Residential Properties Trust

                              By:   /s/ Allan J. Sweet
                                    ------------------------------
                                    Allan J. Sweet
                                    Its:  President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of June, 2005.


Signature                     Title
---------                     ------

/s/ Gregory T. Mutz         Trustee and Chairman of the Board of Trustees
------------------------    (Principal Executive Officer)
Gregory T. Mutz

John E. Allen               Trustee and Vice-Chairman of the
------------------------    Board of Trustees
John E. Allen

/s/ Allan J. Sweet          Trustee and President
------------------------
Allan J. Sweet

/s/ Philip N. Tague         Trustee and Executive Vice President
------------------------
Philip N. Tague

/s/ Laura D. Gates          Trustee
------------------------
Laura D. Gates

/s/ Marc S. Heilweil        Trustee
------------------------
Marc S. Heilweil

Stephen G. McConahey        Trustee
------------------------
Stephen G. McConahey

/s/ Bruce Bickner           Trustee
------------------------
Bruce Bickner

John G. Schreiber           Trustee
------------------------
John G. Schreiber

/s/ Robert J. Chapman       Chief Financial Officer
------------------------    (Principal Financial Officer)
Robert J. Chapman

/s/ Charles C. Kraft        Principal Accounting Officer
------------------------
Charles C. Kraft

      Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 28th day of June, 2005.


                              AMLI RESIDENTIAL PROPERTIES 401(k) PLAN

                              By:   AMLI MANAGEMENT COMPANY, as Plan
                                    Administrator of the
                                    AMLI Residential Properties 401(k) Plan



                                    By:   /s/ Mark T. Evans
                                          ------------------------------
                                          Mark T. Evans
                                          Director



                                    By:   /s/ Stephen F. Hallsey
                                          ------------------------------
                                          Steven F. Hallsey
                                          Director



                                    By:   /s/ Philip N. Tague
                                          ------------------------------
                                          Philip N. Tague
                                          Director

                               EXHIBIT INDEX


EXHIBIT     DOCUMENT DESCRIPTION
-------     --------------------

4.1 Amended and Restated Declaration of Trust of the Registrant (Incorporated by reference to Exhibit 3.1 to Registration Statement No. 33-71566).

4.1(a) Articles Supplementary Classifying a Series of Preferred Shares as Series A Cumulative Convertible Preferred Shares of Beneficial Interest (Incorporated by Reference to Exhibit 4.9 to the Registrant's Current Report on Form 8-K dated
            January 30, 1996).

4.1(b) Articles Supplementary Classifying a Series of Preferred Shares as Series B Cumulative Convertible Preferred Shares of Beneficial Interest (Incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

4.1(c) Articles Supplementary Classifying and Designating a Series of Preferred Shares as Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (Incorporated by reference to exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

4.2 Rights Agreement, dated as of November 2, 1998, between the Registrant and Harris Trust and Savings Bank, as Rights Agent, including Exhibit A thereto (Form of Articles Supplementary relating to the Series C Junior Participating Preferred Shares) and Exhibit B thereto (Form of Rights Certificate)(Incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

4.3 Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

4.4 First Amendment to the Amended and Restated By-laws of the Registrant (Incorporated by reference to exhibit 3.1 to the Registrant's current report on Form 8-K dated August 7, 2003).

4.5 Form of Share Certificate for Common Shares of Beneficial Interests (Incorporated by reference to Exhibit 4.1 to Registration Statement No. 33-71566).

8.1         Opinion of Mayer, Brown, Rowe & Maw LLP.

8.2 The Registrant has submitted the Plan and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made all changes required by the IRS in order to qualify the Plan.

23.1        Consent of KPMG LLP.

23.2        Consent of KPMG LLP

23.3        Consent of Reznick Group, P.C.

23.4        Consent of Altschuler, Melvoin and Glasser LLP

23.5 Consent of Mayer, Brown, Rowe & Maw LLP (Included in the opinion filed as Exhibit 8.1 hereto).

24          Power of Attorney (included at page II-4 hereof).